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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 21, 2003, relating to the financial statements and financial highlights which appears in the November 30, 2002 Annual Report to Shareholders of Prudential Sector Funds, Inc. (consisting of Prudential Financial Services Fund, Inc., Prudential Health Sciences Fund, Inc., Prudential Technology Fund, Inc. and Prudential Utility Fund, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
January 27, 2003